EXHIBIT 99.1

Contact:	Damon Elder
Spotlight Marketing Communications
(949) 427-5172 ext. 702
damon@spotlightmarcom.com

Griffin-American Healthcare REIT IV Acquires
Medical Office Building Near Atlanta

ATLANTA, Ga. (June 15, 2017) — American Healthcare Investors and Griffin Capital Company, LLC, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has acquired Lawrenceville Medical Office Building in the Atlanta suburb of Lawrenceville, Georgia.

Built in 2005, the approximately 31,000-square-foot Lawrenceville Medical Office Building is currently 100 percent absolute net leased to Gwinnett Cardiology Services, L.L.C. through May 2023 with 3 percent annual rent escalators and four five-year renewal options. The lease is guaranteed by Gwinnett Health System, Inc., the owner of Gwinnett Hospital System, Inc. which operates the nearby Gwinnett Medical Center — Lawrenceville, which includes 353 acute care beds. Gwinnett Hospital System enjoys an A3 credit rating from Moody’s Investors Service and an A+ credit rating from Fitch Ratings.

“Lawrenceville Medical Office Building is a modern, Class A building with quality finishes located near one of the largest hospitals in the region,” said Stefan Oh, executive vice president of acquisitions for American Healthcare Investors and Griffin-American Healthcare REIT IV. “We especially appreciate the single-tenant lease that is guaranteed by an investment grade credit health system, which we believe adds extra value to this property.”

Lawrenceville Medical Office Building was acquired from Salem Gwinnett Properties Associates LLC, an unaffiliated third party represented by Lee Asher and Chris Bodnar of CBRE, Inc. Griffin-American Healthcare REIT IV financed the acquisition using cash on hand, borrowings under its revolving line of credit with Bank of America, N.A. and KeyBank, National Association, and through the assumption of an existing loan totaling approximately $8 million.

Griffin-American Healthcare REIT IV purchased its first property in June 2016 and has since acquired a portfolio of 22 medical office buildings and senior housing facilities for an aggregate contract purchase price of approximately $272 million.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 29 million-square-foot portfolio valued at approximately $8.4 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of March 31, 2017, this international portfolio includes approximately 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed in excess of $25 billion in aggregate acquisition and disposition transactions, more than $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. Griffin-American Healthcare REIT IV also seeks to provide: portfolio diversification, preservation of capital, monthly distributions and capital appreciation by increasing the value of its properties for its stockholders. Griffin-American Healthcare REIT IV believes that it currently qualifies, and intends to elect to be treated, as a real estate investment trust for federal income tax purposes beginning with its taxable year ended December 31, 2016, and it intends to continue to qualify to be taxed as a REIT thereafter. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Company, LLC. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

About Griffin Capital Company, LLC
Griffin Capital Company, LLC (“Griffin Capital”) is a privately-held, Los Angeles headquartered investment and asset management company with a 22-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 58.8 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 42* million square feet of space, located in 30 states and the United Kingdom, representing approximately $7.8* billion in asset value, based on purchase price, as of March 31, 2017. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

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This release contains certain forward-looking statements, including statements with respect to the quality of the tenant at Lawrenceville Medical Office Building and the potential added value the lease guarantee provided by Gwinnett Health System, Inc. may provide. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economy of Lawrenceville, Georgia; the strength and financial condition of Lawrenceville Medical Office Building and its tenant; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.